EXHIBIT 16.1

Berry, Dunn, McNeil & Parker, LLC

November 6, 2025

U.S Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Office of U.S. Securities and Exchange Commission,

We have read the letter dated November 6, 2025 of Community Bancorp. and Subsidiary to the Commission and are in agreement with the statements contained therein as they relate to our firm.

Sincerely,

Robert Smalley, CPA

Principal | Berry, Dunn McNeil & Parker, LLC